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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                 (Check One):


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                                                            SEC FILE NUMBER
                                                                0-29416
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                                                              CUSIP NUMBER
                                                               90467L-20-9
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[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

         For Period Ended: September 30, 2004

         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the Transition Period Ended: N/A

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         Read Attached Instruction Sheet Before Preparing Form. Please Print or
         Type.

                  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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                  If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates: Not Applicable



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PART I -- REGISTRANT INFORMATION

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       Full Name of Registrant:      UNIFAB International, Inc.


       Former Name if Applicable:  N/A

           5007 Port Road
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       Address of Principal Executive Office (Street and Number)

           New Iberia, Louisiana 70560
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           City, State and Zip Code

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PART II -- RULES 12b-25 (b) AND (c)

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       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

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       State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K,
10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.



The Registrant is unable to file its quarterly report on Form 10-Q for the quarter ended September 30, 2004 timely without unreasonable effort and expense. On September 7, 2004, the Registrant entered into an engagement with a brokerage firm to market its Allen Process Systems, LLC facility at the Port of Iberia, New Iberia, Louisiana, and its Rig Port Services, LLC facility at the Port of Lake Charles, Lake Charles, Louisiana. Accordingly, the results of operations of these two subsidiaries of the



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Registrant are required to be reported as "discontinued operations" as of
September 30, 2004. Due to the fact that this decision was made late in the quarter, the Registrant's staff has been unable to prepare financial statements reflecting the fact that these operations are discontinued. The Registrant will file its Form 10-Q as soon as such financial statements are prepared and reviewed by the Registrant's independent auditors.

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PART IV -- OTHER INFORMATION

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       (1) Name and telephone number of person to contact in regard to this notification

                Martin K. Bech                            (337)373-5514
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                    (Name)                         (Area Code)(Telephone Number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes     [ ] No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes     [X] No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                           UNIFAB International, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:          November 15, 2004                 By:   /s/ Martin K. Bech
     ---------------------------------------           -------------------------
                                                       Martin K. Bech
                                                       Vice President, Secretary
                                                       and General Counsel


INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

       Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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